Exhibit 10.20
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of April, 2006 by and among Logan 12, Inc. (“Logan 12”) and Price Broadcasting, Inc. (“Price”), both Arkansas corporations (collectively, the “Seller”); Equity Broadcasting Corporation (“Equity”), for the limited purpose set forth in Sections 6.2, 7.6 and 8.20; and Univision Television Group, Inc., a Delaware corporation (“Buyer”).
W I T N E S S E T H:
     WHEREAS, Logan 12 is the licensee of television broadcast station KUTF(TV), Logan, Utah, currently operating on Channel 12, and Price is the licensee of low-power television station K45GX, Salt Lake City, Utah, currently operating on Channel 45 (collectively, the “Stations”);
     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and conditions set forth herein, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest, legal and equitable, in and to the tangible and intangible, real, personal and mixed assets used or usable in connection with the operation of the Stations, including but not limited to the Authorizations and the goodwill associated with the Stations;
     WHEREAS, as a condition to Buyer’s performance hereunder, Equity shall serve as the guarantor for the performance of Seller’s obligations hereunder as set forth under Sections 6.2 and 8.20 herein.
     WHEREAS, this Agreement is made with reference to that certain Agreement and Plan of Merger dated April 7, 2006 by and among Coconut Palm Acquisition Corp., Equity and certain shareholders of Equity (the “Merger Agreement”); and
     WHEREAS, the closing of the transactions contemplated under this Agreement is contingent on the closing of the transactions contemplated under the Merger Agreement, and vice versa.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties, and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE 1. — DEFINITIONS
     1.1. Definitions. In this Agreement, the following terms shall be defined as follows:
          “Accounts Receivable” shall mean Seller’s accounts receivable as in existence from time to time with respect to the Stations.

          “Application” shall mean the application seeking FCC consent to the assignment to Buyer of the FCC Authorizations, as defined below.
          “Authorizations” shall mean the FCC Authorizations together with all other governmental licenses, permits, or authorizations issued to Seller relating to the Stations.
          “Claimant” shall mean the party claiming indemnification under this Agreement.
          “Closing” shall mean the closing of the purchase by Buyer from Seller of the Assets, as contemplated under this Agreement.
          “Closing Date” shall mean the date on which the Closing occurs.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Collection Period” shall mean the sixty (60) day period after the Closing Date.
          “Environmental Laws” shall mean all Laws, as defined below, relating to protection of the environment, public health, or safety.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “FCC” shall mean the Federal Communications Commission.
          “FCC Authorizations” shall mean all licenses, permits, or other authorizations issued by the FCC to Seller, all renewals or extensions thereof and all additions thereto, and all applications of Seller before the FCC, in each case, relating to the Stations.
          “FCC Consent” shall mean written action of the FCC, or any successor federal governmental agency the approval of which is required before a broadcast license can be assigned, consenting to the assignment to Buyer of the FCC Authorizations.
          “Final Order” shall mean an FCC consent or grant as to which the time within which any party in interest other than the FCC may seek administrative or judicial reconsideration or review of such consent or grant has expired and no petition for such reconsideration or review has been timely filed with the FCC or with a court of competent jurisdiction, and the normal time within which the FCC may review such consent or grant on its own motion has expired and the FCC has not undertaken such review.
          “Financial Statements” shall mean Seller’s balance sheet and operating income statement before taxes, interest, and depreciation as of or for the period ended December 31, 2005 relating to the Stations.

          “Governmental Body” shall mean any governmental body of competent jurisdiction, including any court, legislative body, taxing authority, or governmental agency of competent jurisdiction, as well as any arbitrators of competent jurisdiction.
          “Hazardous Material” shall mean (i) any pollutant, contaminant, or solid waste or hazardous, dangerous, or toxic chemicals, materials, substances, or wastes within the meaning of any applicable Laws relating to or imposing liability or standards of conduct with respect to any hazardous, toxic, or dangerous chemical, waste, substance, or material; (ii) crude oil or any fraction thereof that is liquid at standard conditions of temperature and pressure; (iii) any radioactive material; (iv) asbestos in any form or condition; (v) polychlorinated biphenyls and hydrocarbons or substances or compounds containing polychlorinated biphenyls or hydrocarbons; or (vi) any mold.
          “Holdback Escrow Agent” shall mean an escrow agent selected by Buyer and reasonably acceptable to Seller.
          “Holdback Escrow Agreement” shall mean the escrow agreement, in form and substance attached hereto as Exhibit A.
          “Holdback Escrow Deposit” shall mean a deposit of One Million Dollars ($1,000,000), provided that the deposit shall be reduced to Seven Hundred and Fifty Thousand Dollars ($750,000) if Seller verifies to Buyer’s satisfaction that K45GX is operating at its full licensed power and parameters.
          “Holdback Period” shall mean the one (1) year period immediately following the Closing Date.
          “Indemnitor” shall mean the party or parties from whom indemnification is sought under this Agreement.
          “Interim Period” shall mean the period beginning on the date hereof and ending on the Closing Date.
          “Laws” shall mean all federal, state, local, and other governmental laws, statutes, rules, regulations, ordinances, decrees, orders, and requirements, including the Communications Act of 1934 and the rules, regulations, and policies of the FCC, all of the foregoing as amended and hereafter amended.
          “Liens” shall mean all liens, security interests, mortgages, pledges, liabilities, debts, or encumbrances of any kind.
          “Material Adverse Effect” shall mean a condition, event, effect or circumstance that could reasonably be expected to cause: (i) a significant reduction in the value of the Assets or revenue of the Stations, or (ii) a material adverse effect upon (a) the operation, condition, business, or prospects of the Stations, (b) the ability of Seller to perform its obligations under this Agreement, or (c) the validity or enforceability of this Agreement.
          “MVPD” shall mean any multichannel video programming distributor, including any cable television system.
          “Obligations” shall mean all obligations of Seller arising under Section 6.2 of this Agreement.
          “Purchase Price” shall mean the purchase price for the Assets that is set forth in Section 3.1 of this Agreement.
          “Real Property” shall mean any real property owned, leased or used by Seller in connection with the Stations, as listed in Schedule 2.1.4.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Taxes” shall mean all federal, state, local, foreign, gross receipts, income, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, including taxes under Code Section 59A, customs duties, capital stock, franchise, profits, withholding, social security or similar, unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes or government charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be supplied, or actually supplied, to any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.
     1.2. Use of Language. Words of any gender used in this Agreement shall be held and construed to include every other gender, and words used in this Agreement in the singular shall be held and construed to include the plural and vice versa, unless the context otherwise requires. When used in this Agreement, “or” shall mean “and/or” unless the context otherwise requires. When used in this Agreement, the words “hereto,” “hereof,” “herein,” or “hereunder” or words of similar import refer to this Agreement in its entirety. The words “include,” “includes,” “included,” and “including” shall be deemed in this Agreement to be followed by the phrase “without limitation.” When used in this Agreement, “business day” shall mean any day other than a Saturday, a Sunday, or an officially recognized federal legal holiday. When used in this Agreement, “lease” shall include “sublease” unless the context otherwise requires.
ARTICLE 2. — SALE AND PURCHASE OF ASSETS

     2.1. Assets. On the Closing Date, subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Liens (other than Permitted Liens), all of the Seller’s right, title and interest, legal and equitable, in and to the tangible and intangible, real, personal and mixed assets of Seller used or usable in connection with the operation of the Stations (collectively, the “Assets”) including but not limited to the following but excluding the Excluded Assets (as defined below):
          2.1.1. The furniture, fixtures, machinery, equipment, supplies, spare parts, inventory, and all other tangible personal property owned by Seller and used or useful in the operation of the Stations, including the tangible property described in Schedule 2.1.1 attached hereto, together with all replacements thereof or additions thereto, if any, made during the Interim Period.
          2.1.2. Only those (i) leases other than for real property, (ii) contracts, and (iii) other agreements and commitments of Seller that are set forth in Schedule 2.1.2 attached hereto and that are in effect on the Closing Date and that Buyer has marked on such schedule that it has agreed to assume.
          2.1.3. The Stations’ goodwill, going-concern value, privileges, licenses, permits, patents, copyrights, trade secrets, trademarks, trade names, Internet websites and rights related thereto, and other tangible and intangible rights of Seller used or usable in connection with the operation of the Stations, including any and all rights to the call letters and the names “KUTF” and “K45GX.”
          2.1.4 Only the real property and real property leases specified in Schedule 2.1.4 attached hereto.
          2.1.5. The Authorizations including those listed in Schedule 2.1.5 attached hereto.
          2.1.6. All other assets of Seller used or usable in connection with the operation of the Stations, including logs, reports, the public inspection file, books, records, databases, lists, tapes, recordings, music libraries, and supplies on hand.
          2.1.7. All warranties and guarantees from lessors, vendors, suppliers, manufacturers or other third parties, and all rights, recoveries, refunds counterclaims, rights to offset, other rights, chooses in actions, and claims (whether known or unknown, matured or unmatured, contingent or accrued) against third parties, in any case only to the extent related to an Asset.
          Regardless of the foregoing, the Assets shall not include the following (collectively, the “Excluded Assets”): (i) cash on hand, (ii) Accounts Receivable that are outstanding as of the Closing Date, (iii) money on deposit, (iv) except as set forth in this Agreement, all other cash equivalents, (iv) all leases, contracts and other commitments not specifically set forth in Schedule 2.1.2 or in Schedule 2.1.4, (v) all employee benefit plans of Seller and the assets thereof, and (vi) any and all assets based in or related to Equity’s master control facilities located in Little Rock, Arkansas.
     2.2. Conveyance. On the Closing Date, Seller shall cause to be executed and delivered to Buyer all documents and instruments set forth in Section 7.4 of this Agreement.
     2.3. Records. On the Closing Date, Seller shall deliver to Buyer all operating and maintenance logs and FCC records and reports, all accounting and sales information, and all other financial records relating to the operation of the Stations or the Assets. Seller represents and warrants to Buyer that each of such logs, records, reports, and information is in proper order, is complete, and covers at least the period beginning one (1) year prior to the Closing Date and ending on the Closing Date, or such longer period as may be required by Law for the Stations’ retention of such material. After the Closing Date, Buyer shall provide Seller reasonable access to such records under Buyer’s control as may be reasonably necessary for Seller to complete its financial statements, Tax Returns, and similar documents.
     2.4. Liens. Seller agrees that the Assets at Closing are to be free and clear of all Liens, except, with respect to real property, if any, liens for Taxes not yet due or payable, and easements and other similar encumbrances normally attendant to the ownership and operation of real property but that do not (individually or in the aggregate) materially affect the value of use of such real property (collectively, “Permitted Liens”).
     2.5. Buyer’s Assumption of Certain Future Obligations. Notwithstanding anything to the contrary contained in this Agreement, in the event of Closing, Buyer on the Closing Date shall assume the obligations of Seller that are set forth in Schedules 2.1.2 or 2.1.4 and that Buyer has specifically agreed to assume that arise from and after the Closing Date (“Assumed Liabilities”). With respect to such Assumed Liabilities, and unless specifically agreed upon otherwise in writing by the parties, Seller shall pay current all obligations due prior to the Closing Date. Seller shall execute and deliver to Buyer, and Buyer shall accept and execute as necessary, all documents and instruments as may be reasonably required to effectuate such assumption of future obligations. Except only to the extent specifically set forth in this Section 2.5, Buyer shall not assume or in any manner be liable for (i) any debts, liens, charges, claims, encumbrances, duties, responsibilities, obligations or liabilities of any kind or nature, whether express or implied, know or unknown, contingent or absolute of Seller or Equity (collectively, “Liabilities”) or (ii) any Liabilities arising from or relating to the ownership or operation of the Stations before the Closing (collectively, the “Excluded Liabilities”), in any case, regardless of when arising.
     2.6. Prepaid Expenses. Buyer shall reimburse Seller promptly for the unexpended portion as of the Closing Date of all Station expenses and obligations that Seller prepaid prior to such time to the extent that such prepaid items are of benefit to Buyer, and Seller shall reimburse Buyer promptly for all accrued but unpaid expenses and obligations of the Stations as of such time. Income received by Seller for advertising to be broadcast on the Stations on or after the Closing Date shall be paid promptly by Seller to Buyer.

     2.7 Accounts Receivable. Buyer shall acquire no interest in Seller’s Accounts Receivable or responsibility therefore, provided, however, for the Collection Period, Buyer shall collect, on behalf of Seller, all of Seller’s Accounts Receivable in the same manner that Buyer uses to collect its own accounts receivable. Buyer’s obligation to collect Seller’s Accounts Receivable under this section, however, shall not extend to the institution of litigation, employment of any collection agency, legal counsel, or other third party, or any other extraordinary means of collection. During the Collection Period, neither Seller nor its agents shall make any solicitation of the account debtors for collection of any of Seller’s Accounts Receivable and shall not institute litigation for the collection of any amounts due for Seller’s Accounts Receivable except as otherwise set forth herein. All remittances will be applied, first to the oldest accounts receivable with respect to the Stations, unless the client specifies the identification of the account in the remittance, in which case the remittance shall be applied to the specified account. In the event any advertiser shall in good faith dispute the amount Seller claims is owed to it, Buyer shall notify Seller in writing and return such Seller’s Accounts Receivable to Seller, who may take any and all actions to collect such account without further permission from Buyer. Except as expressly provided herein, Buyer shall have no responsibility for, or any obligation regarding, any of Seller’s Accounts Receivable. Any of Seller’s Accounts Receivable which remain uncollected after the end of the Collection Period shall be reassigned to Seller on that date, and Seller shall be free to take whatever measures it deems necessary to collect any of Seller’s Accounts Receivable for it own account.
     2.8 Offset. Subject to the terms and conditions herein, each party shall be entitled to offset, against amounts that such party owes to the other party under this Agreement, any amounts owed to it by such other party under this Agreement.
ARTICLE 3. — PURCHASE PRICE;
ADJUSTMENTS; CERTAIN COVENANTS
     3.1. Purchase Price. The assignment of the Assets from Seller to Buyer and the assumption by Buyer of the Assumed Liabilities under this Agreement shall constitute payment of Fifteen Million Dollars ($15,000,000.00) (the “Purchase Price”) worth of the Preferred Stock Cash Consideration to Buyer pursuant to the terms of Section 2.01(b) of the Merger Agreement.
          3.1.1. Holdback. At Closing, Seller shall deliver to Holdback Escrow Agent the Holdback Escrow Deposit, by wire transfer or check in immediately available U.S. funds, to be held in an interest bearing account as an earnest money deposit pursuant to the Holdback Escrow Agreement. In the event that Buyer is entitled to indemnification pursuant to Section 6.2 herein and has made a claim against Seller and/or Equity within the Holdback Period for such indemnification, such amount shall be promptly paid by the Holdback Escrow Agent to Buyer from the Holdback Escrow Deposit upon the resolution of such claim pursuant to Article VI. To the extent that the Holdback Escrow Deposit is insufficient to satisfy such claim, then Seller and Equity shall jointly and severally be liable therefore. If, after the end of the Holdback Period, there are no claims by Buyer then outstanding under Article 6, then the Escrow Agent shall disburse the remaining Holdback Amount to Seller (less all amounts paid to Buyer in satisfaction of any claims pursuant to Article 6 hereof).
     3.2. Expenses. On the Closing Date, to the extent reasonably feasible, there shall be prorated all payments of rent, utilities, insurance, FCC annual regulatory fees, and all other operating expenses of the Stations, including salaries, Taxes, vacation and other fringe benefit accruals for employees, and other charges pertaining to the Assets, so that Seller shall be responsible for all such expenses prior to the Closing Date and Buyer for all such expenses on the Closing Date and thereafter, with final accounting and settlement of such prorations to be completed within ninety (90) days after the Closing Date. In this regard, Seller shall pay the costs of all ownership reports, employment reports, or other reports or FCC filings, to the extent any such fees are due and payable for applications required to be filed prior to the Closing Date. The FCC annual regulatory fee for 2006 shall be paid by the party holding the FCC licenses for the Stations at the time such fee is due, provided that the amount due or paid for 2006 shall be subject to proration at Closing. Each party, however, shall be responsible for its own expenses in connection with the transactions contemplated under this Agreement, including the negotiation and preparation of this Agreement and the preparation and prosecution of the Application, except that (i) Seller shall pay one half (1/2) the cost of all FCC filing fees, if any, pertaining to said transactions and Buyer shall pay the other half of such cost and (ii) Seller shall timely pay all federal, state, or local sales or transfer taxes arising from said transactions. Except as expressly provided in this Agreement, Buyer shall not be liable for any other expenses in connection with the transactions contemplated under this Agreement. In addition to the foregoing, in the event there are any liabilities to be satisfied by Seller pursuant to this Agreement, Buyer and Seller may mutually agree for Buyer to satisfy those liabilities on the Closing Date directly, and all amounts, if any, paid by Buyer to satisfy such liabilities shall be deducted from the amount to be paid to Seller at Closing
     3.3. Interim Obligations. Throughout the Interim Period: (i) Seller shall maintain its qualifications under all applicable FCC requirements to be an assignor of the Stations, shall operate the Stations in the normal course of business and in a manner to maintain or increase the value of the Stations, subject to the general state of the broadcast industry as a whole, and shall comply in all material respects with all applicable Laws and shall operate the Stations in compliance in all material respects with all applicable Laws and shall pay and perform its Taxes and other obligations (whether or not arising under contract) as and when due; (ii) Seller shall maintain advertising and promotional budgets in the normal course of business and at least at levels to maintain or to increase the value of the Stations; (iii) Seller shall use its best efforts to preserve the relationship of the Stations with employees, advertisers, suppliers, and other business relationships; (iv) Seller shall remain the authorized holder of each of the FCC Authorizations and shall maintain each of the FCC Authorizations in good standing and in full force and effect, and Seller shall not transfer, convey, or assign to any person or entity any of the Assets, other than Assets transferred, conveyed, or assigned in the ordinary course of business that, during the Interim Period, are replaced with assets of equal or greater value, quality, and usefulness; (v) Seller shall not take any action or fail to take any action that could cause any representation or warranty of Seller contained herein to be untrue or incorrect as of the Closing Date; (vi) during normal business hours, and upon providing prior written notice to Seller of such visit or inspection, Buyer and Buyer’s agents shall be permitted to inspect all equipment, antenna towers, property, facilities, books, and records pertaining to the Stations that are related to the Assets being assigned herein, and provided such access by Buyer does not prohibit Seller from operating the Stations in its reasonable and customary manner; (vii) Seller shall, in connection with Buyer’s inspection rights hereunder, extend full cooperation to Buyer and Buyer’s agents, including such access to the Stations’ officers, employees, equipment, and facilities and to logs and records pertaining thereto at such time or times as Buyer or Buyer’s agents shall reasonably request; (viii) Seller shall not solicit offers from, make proposals to, conduct negotiations with, approve, authorize, agree to, or otherwise deal with any and all third parties with respect to the transfer of control, assignment, purchase, or sale of the Stations or any of the Authorizations or the Assets, it being understood that Seller is dealing exclusively with Buyer regarding the purchase and sale of the Stations; (ix) Seller shall not settle any dispute or claim relating to Taxes or make any material Tax election without the prior written consent of Buyer, (x) Seller shall not enter into any agreements, written or oral, for trade or barter or any other material contract related to the Stations or incur any other material obligation related to the Stations without the prior approval of Buyer, (xi) Seller shall use its best efforts to obtain the consent of Wells Fargo/Foothill to the transaction contemplated by this Agreement, and (xii) Seller shall notify Buyer of any material repairs to be made to the facility of either Station and permit Buyer’s engineer to be present at the time of such repair.
     3.4 Purchase Price Allocation. Prior to Closing, Buyer and Seller shall attempt to agree on an allocation of the Purchase Price for income tax purposes. If Buyer and Seller do not agree on such allocation at or prior to Closing, then the value of the Assets shall be mutually reasonably agreed upon by Buyer and Seller based upon an appraisal of Assets performed within 90 days after the Closing by a qualified, independent and nationally recognized appraiser that is reasonably acceptable to Buyer and Seller. Buyer and Seller agree to file all Tax Returns, including Internal Revenue Service Form 8594 and all disclosures that are required under Code Section 1060, if any, in a manner consistent with such allocation.
     3.5. Securities Filings. At Buyer’s request, and to the extent Seller is able under the rules and regulations of the Securities Act and Exchange Act, Seller shall promptly, throughout the Interim Period, provide such information and documents to Buyer regarding the Stations as may be necessary or appropriate for inclusion in any filing, notification, or report required to be made by Buyer or any affiliate of Buyer under the Securities Act or the Exchange Act, and shall cause Seller’s counsel and independent accountants to cooperate with Buyer, its affiliates, and their investment bankers, counsel, and independent accountants in the preparation of such filings, notifications, and reports. Seller represents, warrants, and covenants to Buyer that no information or document provided by Seller for inclusion in any filing, notification, or report made by Buyer or any affiliate thereof under the Securities Act or the Exchange Act shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein not misleading.
     3.6. Public Announcements. The parties shall consult and cooperate with each other regarding and before issuing any press release or public statement with respect to this

Agreement or the transactions contemplated hereunder; provided, however, that this Section 3.6 shall not prevent either party from complying with the requirements of applicable Laws.
     3.6. Names. From and after the Closing, Seller shall not use (or agree to or cause any third party to use, or permit any controlled affiliate to use) the names “KUTF” or “K45GX” or any variation of either, or any trade name, trade mark, service mark, slogan, logo or like property acquired by Buyer hereunder, and Seller shall take all actions reasonably requested by Buyer to enable Buyer or any of its affiliates to perpetually vest in the Buyer the rights to the foregoing. As promptly as practicable, and in any event within 10 business days after the Closing, Seller shall take all action necessary to remove all references to “KUTF” or “K45GX” (or any variation thereof) from its charter documents, from its name and from any fictitious or other names under which it operates.
     3.6. Contract Consents. To the extent that the approval or consent with respect to any contract set forth on Schedule 2.1.2 or Schedule 2.1.4 included within the Assets is required in connection with the transactions contemplated hereunder and, if any such approval or consent is not obtained before the Closing (but without limiting Buyer’s rights hereunder): (i) the parties hereto acknowledge and agree that at the Closing Seller will not assign to Buyer any such contract that by its terms requires, before such assignment, the approval or consent of any third party, until such approval or consent is obtained, (ii) Seller will reasonably cooperate with Buyer to maintain each such contract in full force and effect; (iii) Seller and Buyer shall use commercially reasonable efforts (provided that such efforts shall not require additional cost or expense to Buyer) to obtain the approval or consent of such third party to the assignment of any such contract to Buyer, (iv) Seller will reasonably cooperate with Buyer to assist Buyer in obtaining all of the benefits of each such contract, and (v) Seller will assign such contract to Buyer as soon as such approval or consent is obtained.
     3.6. Further Assurances. In addition, each party agrees to reasonably cooperate with the other parties, to take such actions, to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to cause the Closing to take place and to cause the consummation of, and to evidence and reflect, the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.
ARTICLE 4. — REPRESENTATIONS AND WARRANTIES
     4.1. Buyer. Buyer agrees and represents and warrants to Seller as follows:
          4.1.1. Binding Obligation. This Agreement constitutes the legal, valid, and binding obligation of Buyer enforceable in accordance with this Agreement’s terms, subject to applicable bankruptcy, reorganization, insolvency, or similar laws affecting creditors’ rights generally, and subject to the application of equitable principles in any proceeding involving the enforcement of any of the provisions of this Agreement and the discretion of the court before which any such proceedings may be brought.

     4.1.2. Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full power and authority to own its assets and to carry on its business as it has been and is conducting. This Agreement is a valid, legally binding, and enforceable obligation of Buyer enforceable in accordance with this Agreement’s terms, subject to applicable bankruptcy, reorganization, insolvency, or similar laws affecting creditors’ rights generally, and subject to the application of equitable principles in any proceeding involving the enforcement of any of the provisions of this Agreement and the discretion of the court before which any such proceedings may be brought. Buyer has full corporate power and authority to make and perform this Agreement. Neither the making of this Agreement by Buyer nor the consummation of the transactions contemplated hereunder conflicts with or is prohibited by Buyer’s Articles of Incorporation or Bylaws, or has constituted or shall constitute a default under any contract or commitment to which Buyer is a party or by which Buyer is bound.
          4.1.3. No Conflict. The execution, delivery, and performance of this Agreement by Buyer shall not cause any breach of any of the terms, conditions, or provisions of, or constitute a default under, any indenture, mortgage, agreement, or other instrument to which Buyer is a party or by which Buyer is bound.
          4.1.4. Absence of Litigation. Buyer is aware of no proceeding pending against Buyer before any Governmental Body that would prevent Buyer from performing this Agreement in accordance with its terms.
          4.1.5. Disclosure. No Buyer statement, representation, or warranty contained herein, and no Buyer statement, representation, or warranty made in any document, notice, certificate, or schedule furnished in connection with or attached to this Agreement, contains or shall contain an untrue statement of a material fact or omits or shall omit to state any material fact necessary to make such statement, representation, or warranty not misleading to a prospective seller.
     4.2. Seller. Each Seller, jointly and severally, agrees and represents and warrants to Buyer as follows:
          4.2.1. Authority. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arkansas, is qualified to transact business in the State of Utah and all other jurisdictions, if any, in which Seller does business, and has full power and authority to own its assets and to carry on its business as it has been and is conducting. Each Seller has full corporate power and authority to make and perform this Agreement. This Agreement is a valid, legally binding, and enforceable obligation of each Seller enforceable in accordance with this Agreement’s terms, subject to applicable bankruptcy, reorganization, insolvency, or similar laws affecting creditors’ rights generally, and subject to the application of equitable principles in any proceeding involving the enforcement of any of the provisions of this Agreement and the discretion of the court before which any such proceedings may be brought. Neither the making nor the performance of this Agreement by either Seller nor the consummation of the transactions contemplated hereunder conflicts with or is prohibited by any such Seller’s Articles of Incorporation or Bylaws, or has constituted or shall constitute a default under any contract or commitment to which such Seller is a party or by which such Seller is bound, or has resulted or shall result in the creation or imposition of any Liens in favor of any third party with respect to any of the Assets or Authorizations.
          4.2.2. Restrictions and Consents. The execution and delivery of this Agreement and the performance of the transactions provided for herein by Seller have been duly authorized by all necessary action and do not require the consent, approval, or authorization of or filing with any person, entity, or Governmental Body, other than the FCC Consent, and shall not violate any Laws or any injunction, order, or decree of any Governmental Body or conflict with or result in a breach of or constitute a default under any of the terms of any mortgage, lease, note, indenture, commitment, contract, agreement, license, or other instrument or obligation to which Seller is a party or by which Seller or any of its properties is or may be bound. Except as set forth in Schedule 4.2.2. herein, the execution and delivery of this Agreement and the consummation of the transactions provided for herein by Seller shall not give to others any interests or rights, including rights of termination or cancellation, in or with respect to any property, asset, mortgage, lease, note, bond, indenture, commitment, contract, agreement, license, or other instrument or right of Seller.
          4.2.3. Title to Assets, Sufficiency and Transferability. Seller has good and marketable title to each of the Assets free and clear of all Liens (other than Permitted Liens), and, at the Closing, Buyer will receive good and marketable title to such Assets free and clear of all Liens (other than Permitted Liens and any Liens imposed by Buyer). The Assets represent all of the assets (except for the Excluded Assets), tangible and intangible, real and personal, of any nature whatsoever, that are used or usable by the Seller in the operation of the Stations in substantially the same manner as conducted before the date hereof. Except for leased items, no third party other than the Seller owns any of the Assets. None of the Assets are subject to any restriction with respect to the transferability thereof, and the Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Assets to the Buyer as contemplated hereby
          4.2.4. Authorizations and FCC Matters. Schedule 2.1.4 attached hereto is a true, complete, and correct description of all FCC licenses, permits, or authorizations currently held by Seller with respect to the Stations, including all digital television authorizations held by Seller, all other governmental authorizations held by Seller, and all applications of Seller pending before the FCC but not yet granted as of the date of this Agreement (“FCC Applications”), and the expiration dates for all Authorizations, in each case, relating to the Stations. Throughout the Interim Period, except as otherwise expressly contemplated under the FCC applications described in Schedule 2.1.5, none of the FCC licenses, permits, or authorizations described in Schedule 2.1.5 shall be modified nor shall Seller seek modification of any such FCC licenses, permits, or authorizations, without the prior written consent of Buyer, which shall not be unreasonably withheld. Throughout the Interim Period, Seller shall diligently prosecute such FCC Applications. The Authorizations are, and throughout the Interim Period shall be, (i) in good standing and in full force and effect and (ii) validly held by Seller. There are no restrictions or conditions of a nature that would limit the full operation of the Stations as presently conducted. There is no petition to deny, complaint, letter of inquiry, or proceeding pertaining to the Stations pending before or by the FCC, and Seller shall promptly notify Buyer of any such proceeding in the event Seller is made aware between the date of this Agreement and Closing. The Authorizations include all licenses, permits, or authorizations necessary to operate the Stations as they are presently being operated in accordance with all applicable Laws. Neither Station is short-spaced, on a grandfathered basis or otherwise, to any existing station, outstanding construction permit, or pending application therefore, domestic or international, or to any existing or proposed broadcast channel allotment, domestic or international. Seller has no knowledge and has received no notice that either Station is causing interference in violation of FCC rules to the transmissions of any other broadcast station or communications facility and Seller has not received any complaints with respect thereto from any person or entity, and, to the best of Seller’s knowledge, no broadcast station or communications facility is causing interference in violation of FCC rules to either Station’s transmissions or the public’s reception of such transmissions. Seller has no reason to believe that either Station is receiving or in the future may receive any objectionable interference or that Channel 12 is not technically suitable for digital television operation in Logan, Utah, that matches or exceeds its current analog broadcast coverage. Seller shall timely submit all filings with the FCC, and take all other actions, necessary to preserve the Stations’ digital television rights and comply with any digital television obligations. The Stations’ operations and the Assets have been and are in compliance with the FCC Authorizations and all applicable FCC rules, regulations, and policies. Subject to Section 3.2 of this Agreement, all FCC annual regulatory fees for each of the FCC Authorizations have been, and throughout the Interim Period shall be, timely paid to the FCC. All antenna towers used in connection with the Stations, whether or not owned by Seller, have been registered with the FCC in accordance with the FCC’s rules, regulations, and policies, and the technical information in such registrations is consistent with the technical information in the FCC Authorizations. The FCC registration numbers for the Stations’ antenna towers are set forth in Schedule 2.1.5. Seller knows of no reason why the FCC would not grant the 2006 renewals of the FCC Authorizations in the ordinary course.
          4.2.5. Intentionally Omitted
          4.2.6. Tangible Assets. Schedule 2.1.1 is a true, complete, and correct description of all tangible and physical assets owned by Seller relating to the Stations. The Tangible Assets include all the equipment and other property necessary to operate the Stations as they are presently being operated in accordance with all applicable Laws, including all applicable standards pertaining to radiofrequency radiation. Except as disclosed in Schedule 4.2.6, all Station antenna towers and equipment, including studio equipment, can and as of the Closing Date shall (i) meet the technical and operational requirements prescribed by the FCC for the Stations, (ii) be operated in accordance with good engineering practices, and (iii) be in good operating condition and repair. Throughout the Interim Period, the Stations and their equipment shall be operated and maintained in accordance with good engineering practices and in compliance with all FCC rules, regulations, and policies, including all applicable standards pertaining to radiofrequency radiation. All buildings, structures, and improvements, if any, owned or leased in connection with the operations of the Stations comply with all zoning ordinances, and shall be in such compliance as of the Closing Date. There are no material defects in any of the structures, improvements, electronic equipment, or other tangible personal assets of the Stations.
          4.2.7. Contracts. Schedules 2.1.2 or 2.1.4, set forth those written or oral agreements to which Seller is party relating to the Stations, including any:
               i. Contract for the employment of any officer or employee that is not terminable on thirty (30) days or less notice without liability on the part of Seller;
               ii. Contract with any labor union;
               iii. Continuing contract for the purchase of materials, supplies, services, machinery, or equipment;
               iv. Contract continuing for a period of more than (1) one year from the date hereof;
               v. Contract not terminable on sixty (60) days notice or less without liability on the part of Seller;
               vi. Distributor, sales agency, or advertising contract, any Internet Domain lease, or any contract for the sale of products of a third party or Seller;
               vii. Lease or any contract for the purchase or sale of real property;
               viii. Contract with any subcontractor;
               ix. Bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, insurance, or similar plan or practice, formal or informal, in effect with respect to Seller’s employees or others;
               x. Network contract, time brokerage agreement, local marketing agreement, joint sales agreement, retransmission consent agreement, wire service agreement, trade agreement, normal operating contract, program supply contract, syndicated programming arrangement, or similar arrangement;
               xi. Contract for commercial advertising time, whether for cash or trade;
               xii. Contract not made in the ordinary course of business of the Stations; or
               xiii any other Material contract or contract the consideration for which exceeds Five Thousand Dollars ($5,000.00).

     True, complete, and correct copies of all of the agreements set forth in Schedule 2.1.2, including all amendments, if any, to such agreements, have been delivered to Buyer and each of such agreements is in full force and effect, and all such amendments, if any, are also accurately set forth in Schedule 2.1.2. On the Closing Date, Seller shall assign such agreements to Buyer, except for those agreements that have expired pursuant to their terms or that Buyer has specifically stated in writing it is not going to assume. Throughout the Interim Period, and unless otherwise approved by Buyer in writing, Seller shall neither amend nor seek amendment of any agreement set forth in Schedule 2.1.2.
          4.2.8. No Default. No person or entity with whom Seller has an agreement that is of material importance to the businesses, properties, or operations of the Stations is in default thereunder or has given Seller notice of termination thereof, and no condition exists or event has occurred that, with notice or lapse of time, or both, would constitute such default and Seller shall not willingly accept such notice of termination. Seller is not in default under any of such agreements.
          4.2.9. Intellectual Property. Neither the Stations’ operations nor any of the Assets infringes upon or misappropriates any copyrights, trademarks, patent rights, or other rights of any person or entity. Seller has no knowledge of any infringement or unlawful or unauthorized use of any of Seller’s copyrights, trademarks, patent rights, or other rights relating to the Stations, including the use of any call sign, slogan, or logo by any broadcast station or MVPD in the State of Utah that may be confusingly similar to the call sign, slogans, and logos currently used by the Stations.
          4.2.10. Real Property. Attached hereto as Schedule 2.1.4 are true, complete, and correct copies of all leases relating to the Stations, including all amendments thereto, if any, to which Seller is a party, for real property, buildings and improvements thereon, and space on antenna towers. Such leases are valid and in full force and effect and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of such leases. Such leases are assignable to Buyer and Seller will use best efforts to obtain on or prior to the Closing Date all necessary consents for assignment of all such leases to Buyer on the Closing Date. Schedule 2.1.4 also contains a true, complete, and accurate description of all real property owned by Seller relating to the Stations, and such real property is explicitly identified in Schedule 2.1.4 as owned by Seller. All of the tangible Assets are located on real property owned by or leased to Seller, which real property is described in Schedule 2.1.4, and none of the Assets, including antenna tower guy wires, if any, extend or project over real property not encompassed within the real property described in Schedule 2.1.4 as owned by or leased to Seller.
          4.2.11. Public File and Records. All the material required by FCC rules, regulations, or policies to be kept in each of the Station’s public inspection file is in such file in compliance with FCC rules, regulations, and policies. Such file shall be maintained in proper order and shall be complete throughout the Interim Period as required by all applicable Laws.

All files and records relating to the Stations required by applicable Laws to be kept by Seller have been kept in proper order and shall be complete throughout the Interim Period.
          4.2.12. Litigation. Other than matters affecting the general broadcast industry as a whole, there is no litigation, proceeding, complaint, or investigation pending, or to the best of Seller’s knowledge threatened, before or by any Governmental Body, against or relating to Seller, nor does Seller know of, or have any reasonable grounds to know of, in view of Seller’s present situation or the action Seller now contemplates taking, any basis for such litigation, proceeding, complaint, or investigation, and the execution, delivery, and performance of this Agreement by Seller shall not result in the violation or default by Seller with respect to any Laws or judgment, order, writ, injunction, ruling, or decree of any Governmental Body. Seller is not the subject of any FCC or other governmental investigation or any order, decree, or ruling or any complaint, letter of inquiry, objection, petition to deny, or opposition issued by or filed with the FCC or any other Governmental Body in connection with any of the Authorizations or the Stations and there are no proceedings before the FCC or any other Governmental Body that could adversely affect any governmental license, permit, authorization, franchise, certificate, or consent of the Stations. Throughout the Interim Period, Seller shall advise Buyer in writing immediately, and in no event more than ten (10) days after Seller has knowledge, of the filing of, or threat of a person or entity to file, any action of the type referred to in this Section 4.2.12.
          4.2.13. Insurance. Schedule 4.2.13 attached hereto is a true, correct, and complete schedule of all insurance policies relating to the Stations, including all amendments thereto, if any, issued to Seller as of the date of this Agreement. True, correct, and complete copies of all such policies, including all such amendments, have been delivered to Buyer. Such insurance is adequate for the Assets and the operation of the Stations. With respect to such insurance, Seller shall maintain at least equivalent coverage in force throughout the Interim Period. Such insurance is at least in such amounts and covers at least such risks as is customary within the broadcast industry for broadcast stations similarly situated to the Stations. Such insurance is issued by financially sound insurers that are generally recognized within the United States.
          4.2.14. Financial Reports. True, complete, and correct copies of the Financial Statements are contained in Schedule 4.2.14 attached hereto. Except as expressly disclosed in the Financial Statements, the Financial Statements are true, complete, correct, prepared under generally accepted accounting principles applied on a consistent basis, and present fairly the financial condition of the Stations as of the respective dates or for the respective periods of such Financial Statements; provided, however, that the Financial Statements are subject to non-material year-end adjustments. Throughout the Interim Period, Seller shall each month provide to Buyer true, complete, and correct monthly profit and loss statements for the Stations.
          4.2.15. Compliance with Laws. Seller, Seller’s operations and the Assets have been and are in compliance with all applicable Laws, noncompliance with which could have a Material Adverse Effect, and there are no material violations of any such Laws, existing
s

or threatened. Seller has not received any notice of violation of any applicable zoning or other Laws relating to the operation of the Stations. All governmental licenses, permits, authorizations, franchises, certificates of compliance, and consents held by Seller relating to the Stations, including the FCC Authorizations, are detailed in Schedule 4.2.4 and are in good standing and in full force and effect. No condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation, termination, suspension, or adverse modification of any such license, permit, authorization, franchise, certificate, or consent, other than expiration pursuant to the express expiration date thereof, or the imposition of any restriction or limitation upon the operation of the Stations as now conducted. Seller has timely filed with the FCC and every other Governmental Body having jurisdiction over Seller or the Stations all reports, applications, documents, instruments, and other information required to be filed with respect to the Stations, and shall continue to make such filings when due, throughout the Interim Period, including applications for renewal of the FCC Authorizations to be filed on or before June 1, 2006, which Seller shall diligently prosecute. Seller shall air the announcements of the Stations’ pending renewal applications at the times and dates required by the FCC Rules and Regulations. Throughout the Interim Period, neither Seller nor any of its directors or officers shall, directly or indirectly, engage in or willingly permit any activity that could adversely affect the Stations’ service area or MVPD carriage or any of the Authorizations, or that could result in a Material Adverse Effect. Seller shall use its best efforts to cure promptly all operating problems, if any, that may permit, after notice from the FCC or any other Governmental Body, the revocation, termination, suspension, or adverse modification of any of the Authorizations or the imposition of any restriction or limitation upon the operation of the Stations. Throughout the Interim Period, Seller shall vigorously oppose all applications, proposals, or proceedings, if any, that could adversely affect the service area or MVPD carriage of the Stations. Throughout the period prior to the Closing, Seller has taken and shall take all steps necessary to preserve the Stations’ television allotments, authorizations, and operations, including compliance with all FCC deadlines pertaining to such allotments, authorizations, or operations.
          4.2.16. Personnel Information. Schedule 4.2.16 attached hereto is a true, complete, and correct list of all persons employed by Seller at the Stations, including a true, complete, and correct description of all compensation arrangements, including commission arrangements, affecting such persons and a true, complete, and correct description of the basis for their compensation. Schedule 2.1.2 sets forth all employment agreements covering employees of Seller at the Stations. Buyer shall have the opportunity, but shall have no obligation, to employ Station employees of Seller after the Closing Date.
          4.2.17. Employee Benefit Plans. All employee benefit plans or arrangements applicable to the employees of Seller at the Stations, including pension, profit-sharing, or thrift plans, employee stock ownership plans, cash or deferred compensation plans, Section 401(k) plans, qualified or non-qualified stock option arrangements, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans for salesmen, bonus arrangements, and vacation, sick leave, termination, and disability arrangements or policies, have been and are established, managed, and administered in accordance with all applicable Laws, including the

Code and the Employee Retirement Income Security Act of 1974, as amended. Buyer shall not assume any liability arising under any such employee benefit plans or arrangements.
          4.2.18. Labor Relations. Seller has been and is in compliance with all applicable Laws relating to the employment of labor, noncompliance with which could have a Material Adverse Effect, including those Laws relating to wages, hours, collective bargaining, occupational safety, discrimination, and the payment and withholding of social security and other Taxes, and Seller has not received any notice alleging that Seller has failed to comply with any of the foregoing. Seller is not a party to any collective bargaining agreement relating to the Stations. There are no controversies or proceedings pending or, to the best of Seller’s knowledge, threatened between Seller and the employees of Seller at the Stations or any labor union or other collective bargaining unit representing or claiming to represent any of such employees of Seller. To the best of Seller’s knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any of the employees of Seller at the Stations.
          4.2.19. Taxes and Bulk Sales. Seller has duly filed on a timely basis all Tax Returns that Seller is required to have filed. All such Tax Returns are correct and complete in all respects. All Taxes required to have been paid by Seller, whether or not shown on any Tax Return, have been duly paid on a timely basis. No claim has ever been made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Seller has neither requested nor obtained any extension of time within which to file any Tax Return, which Tax Return has not since been duly filed. There are no Liens on any of the Assets or Authorizations that arose in connection with any failure, or alleged failure, to pay any Tax. Buyer shall not be subject to any transferee liability for any Taxes or governmental charges imposed or to be imposed on but unpaid by Seller. Neither the sale and transfer of the Assets or Authorizations pursuant to this Agreement, nor Buyer’s ownership, possession, or use thereof from and after the Closing Date as a result of such sale and transfer, shall result in or be subject to: (x) any law pertaining to bulk sales or transfers or fraudulent conveyances that might make such sale or transfer or any part thereof ineffective as to creditors of or claimants against Seller; (y) any federal, state, local, or foreign sales, use, transfer, excise, or license Tax, fee, or charge applicable to any of the Assets or Authorizations; or (z) the imposition upon Buyer, or any of the Assets or Authorizations, of any liability of any nature whatsoever that has not been expressly assumed by Buyer under this Agreement. To the extent requested by Buyer, Seller has made available to Buyer complete and accurate copies of all Tax Returns.
          4.2.20. Environmental Matters. The Assets, the Real Property and the use and operation thereof, currently are in compliance and shall remain in compliance throughout the Interim Period with all Environmental Laws. To Seller’s Knowledge and to the extent required by any Governmental Body, all governmental permits relating to the use or operation of the Assets and the Real Property required by applicable Environmental Laws are and shall remain in effect throughout the Interim Period, and Seller shall comply therewith. No release, threatened release, generation, discharge, manufacture, storage, treatment, transportation, or disposal of Hazardous Material shall occur during the Interim Period or has occurred on, in, under, or from the Assets, the Real Property or any parcels of real estate adjacent thereto. There are and during the Interim Period there shall be (i) no environmental, health, or safety hazards that pertain to any of the Assets, the Real Property or the business or operations conducted thereon; (ii) no Hazardous Material stored or otherwise located on, in, or under the Assets or the Real Property or any parcels of real estate adjacent thereto; and (iii) no storage tanks present on or under the Assets or Real Property. Without limiting the foregoing obligations, if, during the Interim Period, any Hazardous Material is found on, in, or under the Assets or the Real Property, Seller, at its own cost and expense, shall immediately take such action as is necessary to prevent the spread of and remove or clean up, or otherwise remedy the existence or spread of, such Hazardous Material to the extent required by applicable Laws. No Hazardous Material shall be introduced to or handled on the Assets or the Real Property by the Seller, during the Interim Period. With respect to any of the Assets or the Real Property, there are no pending or threatened (a) requests for information, actions, or proceedings from or by any Governmental Body or any other person or entity against Seller, any of the Assets or the Real Property regarding any Environmental Law, or (b) Liens or governmental actions, notices of violation, notices of noncompliance, or other proceedings against Seller, any of the Assets or the Real Property regarding any Environmental Law. Throughout the Interim Period, Buyer shall have the right at all reasonable times and at its sole cost and expense, and from time to time to conduct environmental audits of the Assets and the Real Property by a consultant of Buyer’s choice, including Phase I, Phase II, or other environmental audits. Seller shall cooperate in the conduct of each audit and review performed pursuant to this Section 4.2.20.
          4.2.21. Absence of Certain Changes. Since January 1, 2006, except as set forth on Schedule 4.2.21, there has not been with respect to the Stations:
               4.2.21.1. Any event that has had or could result in a Material Adverse Effect;
               4.2.21.2. Any pending or, to the best of Seller’s knowledge, threatened union organization activity, labor dispute, strike, or work stoppage affecting the business or operations of Seller, the Stations, or the Assets, or any charge or complaint against Seller filed with the National Labor Relations Board or any administrator of any applicable state or federal equal employment opportunity laws;
               4.2.21.3. Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting any of the Assets;
               4.2.21.4. Except as allowed under the Merger Agreement, any material increase in distributions to stockholders or principals of Seller or compensation payable or to be payable to any of the employees of Seller, or any bonus payment made or promised to any employee of Seller, or any material change in personnel policies, insurance benefits, or other compensation arrangements affecting the employees of Seller;
               4.2.21.5. Any sale, agreement to sell, lease, or other assignment or transfer of any properties used or useful in the conduct of the business and operations of the

Stations, except in the ordinary course of business of the Stations or in connection with the acquisition of equivalent property or assets for the Stations;
               4.2.21.6. Any creation or assumption of any Liens upon any of the Assets or Authorizations, except as otherwise specifically set forth in Section 2.4 hereof;
               4.2.21.7. Any litigation, action, or proceeding or any settlement or agreement to settle any litigation, action, or proceeding by or before any Governmental Body relating to the Stations, Seller, or the Assets or Authorizations;
               4.2.21.8. Any failure to replenish the inventories and supplies of the Stations in a normal and prudent manner, or any purchase commitment in excess of the normal, ordinary, and usual requirements of the Stations or at any price in excess of the then current market price, or upon terms and conditions more onerous than those usual and customary within the broadcast industry for stations similarly situated to the Stations, or any changes in the Stations’ marketing, selling, pricing, or advertising practices inconsistent with normal and prudent business practices;
               4.2.21.9. Any material interruption in the normal and usual operations of the Stations or any actual or threatened material reduction in MVPD carriage of the Stations; or
               4.2.21.10. Any entry into any contract or commitment relating to the Stations other than in the ordinary course of business.
          4.2.22. Cable and Satellite Carriage. Schedule 4.2.22 hereto contains an accurate and complete list of all agreements with MVPDs including all cable television systems and satellite carriers, if any, to which each Station has granted the right to retransmit its signal and a list of all must carry status made and notices for carriage provided by each of the Stations, if any. Except with respect to MVPDs that are parties to the retransmission agreements, to the extent permitted by the FCC rules, each Station has made a valid and timely election of must carry election or made a timely provision of notice with respect to each MVPD located in or providing service to such Station’s DMA. Except as set forth in Schedule 4.2.22, the Stations have not made any agreements for carriage of its signal with any other MVPD (either must carry or retransmission consent), and neither Station has not received any notice of an attempt to provide local-in-local service from any satellite carrier. No satellite carrier has denied either Station’s request for satellite carriage. Except as set forth on Schedule 4.2.22, no MVPD has notified Seller in writing of any signal quality deficiency or copyright indemnity or other prerequisite to carriage of either Station’s signals, and no MVPD has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage at the FCC.
          4.2.23. Disclosures. No Seller statement, representation, or warranty contained herein, and no Seller statement, representation, or warranty made in any document, notice, certificate, or schedule furnished in connection with or attached to this Agreement, contains or shall contain an untrue statement of a material fact or omits or shall omit to state any material fact necessary to make such statement, representation, or warranty not misleading to a prospective purchaser. Throughout the Interim Period, Seller shall advise Buyer in writing immediately, and in no event more than ten (10) days after Seller has knowledge, of all changes, if any, in circumstances that would cause any of such statements, representations, or warranties to be inaccurate. Buyer shall be entitled to rely on Seller’s representations and warranties given in connection with this Agreement regardless of any investigation or inquiry conducted by or on behalf of Buyer and regardless of Buyer’s knowledge of any inaccuracy in such representations or warranties.
ARTICLE 5. — REGULATORY MATTERS
     5.1. FCC Consent to Assignment. Notwithstanding anything herein to the contrary, the consummation of the purchase and sale of the Assets contemplated under this Agreement is subject to and conditioned upon the prior consent of the FCC.
     5.2. Application for Consent. As promptly as practicable, but within four (4) days of the date hereof, Buyer and Seller shall file with the FCC the Application seeking FCC consent to assignment of the FCC Authorizations to Buyer without conditions adverse to Buyer. The parties shall promptly and diligently file and expeditiously prosecute all necessary amendments, briefs, pleadings, documents, and supporting data to the Application, and take such actions and give such notices as may be required or requested by the FCC or as may be appropriate, all in an effort to expedite the approval by the FCC of the Application with no conditions adverse to Buyer, and shall promptly supply to each other such information in their respective possession as may be reasonably requested by either party to expedite such approval. In the event of the filing of any protest, petition to deny, petition for reconsideration, or appeal of the FCC’s consent and approval with respect to the Application, or other action seeking review, reconsideration, or appeal of such consent and approval or seeking to prevent or delay the Closing, the parties mutually agree that each such filing or action, if any, shall be opposed by each of them vigorously.
     5.3. Operation of the Stations Before Closing. Throughout the Interim Period, Seller shall continue to operate the Stations in the public interest, convenience, and necessity, and shall file with the FCC all documents required to be filed in connection with the operation of the Stations.
     5.4. Control. Throughout the Interim Period, Buyer shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operations of the Stations. Such operations shall be the sole responsibility of Seller throughout the Interim Period.
     5.5. Hearing Designation. If the Application is designated for hearing by the FCC, then this Agreement may be terminated by either Buyer or Seller on ten (10) days prior written notice to the other party so long as the terminating party is not then in material breach hereunder.
ARTICLE 6. — RISK OF LOSS AND INDEMNIFICATION

     6.1. Risk of Loss. The risk of loss or damage to the Assets and Authorizations shall be on Seller at all times prior to the Closing, and thereafter said risk shall be Buyer’s.
     6.2. Indemnification by Seller and Equity. Throughout the period following the Closing, each Seller and Equity, jointly and severally, shall indemnify and hold harmless Buyer and its stockholders, directors, officers, affiliates, employees, agents, and consultants, and the successors and assigns of each of the foregoing, against any and all Damages directly or indirectly incurred by any of them and arising out of or relating to or in connection with:
          6.2.1. (i) the Assets, Authorizations, or Stations to the extent arising out of or relating to any occurrence or event happening prior to the Closing, (ii) any obligation arising required to be performed prior to the Closing under any lease, contract, or agreement assumed by Buyer hereunder, or (iii) any Excluded Asset; or (iv) any Excluded Liability; or
          6.2.2. Any Seller misrepresentation, breach of warranty under this Agreement, or nonfulfillment of any agreement, covenant, or obligation assumed or required to be performed by Seller under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to Buyer pursuant to this Agreement or furnished to Buyer by Seller or Seller’s agents in connection with any of the transactions contemplated hereunder.
          6.2.3. For purposes hereof, “Damages” means any and all actions, suits, proceedings, damages, claims, liabilities, obligations, losses, diminution in value, Taxes, assessments, judgments, costs, and expenses, whether foreseeable or unforeseeable, contingent or otherwise, including reasonable attorneys’ fees and expenses, interest or other carrying costs, penalties, assessments, and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement.
          6.2.4. If any claim or liability shall be asserted against Buyer that would give rise to a claim by Buyer against Seller and/or Equity for indemnification under the provisions of this Section 6.2 and Buyer seeks to be indemnified under such provisions, Buyer shall promptly notify Seller in writing of the same and Seller shall be entitled at its own expense to compromise or to defend such claim asserted against Buyer subject to Section 6.4 hereof; provided, however, that Buyer’s failure so to notify Seller and/or Equity shall not relieve Seller and/or Equity of any indemnity obligation hereunder, except to the extent that Seller and/or Equity is materially prejudiced by such failure.
     6.3. Indemnification by Buyer. Throughout the period following the Closing, Buyer shall indemnify and hold harmless Seller and its stockholders, directors, officers, affiliates, employees, agents, and consultants, and the successors and assigns of each of the foregoing, against any and all Damages directly or indirectly incurred by any of them and arising out of or relating to or in connection with:

          6.3.1. (i) the Assets, Authorizations, or Stations to the extent arising out of or relating to any occurrence or event happening subsequent to the Closing or (ii) any obligation arising or required to be performed subsequent to the Closing under any lease, contract, or agreement assumed by Buyer hereunder, and (iii) the Assumed Liabilities; or
          6.3.2. Any Buyer misrepresentation, breach of warranty under this Agreement, or nonfulfillment of any agreement, covenant, or obligation assumed or required to be performed by Buyer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to Seller pursuant to this Agreement or furnished to Seller by Buyer or Buyer’s agents in connection with any of the transactions contemplated hereunder.
          6.3.3. If any claim or liability shall be asserted against Seller that would give rise to a claim by Seller against Buyer for indemnification under the provisions of this Section 6.3 and Seller seeks to be indemnified under such provisions, Seller shall promptly notify Buyer in writing of the same and Buyer shall be entitled at its own expense to compromise or to defend such claim asserted against Seller subject to Section 6.4 hereof; provided, however, that Seller’s failure so to notify Buyer shall not relieve Buyer of any indemnity obligation hereunder, except to the extent that Buyer is materially prejudiced by such failure.
     6.4. Procedure for Indemnification. With respect to any third-party claims or proceedings as to which the Claimant is entitled to and seeks indemnification hereunder, the Indemnitor shall have the right, subject to the provisions of this Section 6.4, to employ counsel reasonably acceptable to the Claimant to defend against each such claim or proceeding, if any, or to compromise, settle, or otherwise dispose of the same if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor. The parties shall fully cooperate in each such action, and shall make available to each other all of their books or records, if any, useful for the defense of such claim or proceeding. As a condition of tendering defense of such claim or proceeding to the Indemnitor, the Claimant shall have the right to require the Indemnitor to post a bond or provide other reasonable assurance to the Claimant that the Indemnitor can and shall pay all liabilities arising from such claim or proceeding in the event of an unsuccessful defense or any settlement. If the Indemnitor fails to acknowledge in writing to the Claimant the Indemnitor’s obligation to defend against or settle such claim or proceeding or fails to provide such bond or assurance, in each case within twenty (20) days after receiving notice thereof from the Claimant, or such shorter time specified in such notice as the circumstances of the matter dictate, the Claimant shall be free to engage counsel of the Claimant’s choice and defend against or settle the matter, all at the expense of the Indemnitor. Notwithstanding anything herein to the contrary, (i) the Claimant shall always be free to engage its own counsel and participate fully in the defense of any claim or proceeding being defended by the Indemnitor under the indemnification provisions hereof, it being understood that the Indemnitor shall bear the expense of such counsel in the event that such claim or proceeding seeks in whole or in part any nonmonetary relief, and (ii) the Indemnitor shall not effect any settlement relating to any claim or proceeding under the indemnification provisions hereof that seeks in whole or in part any nonmonetary relief or that could adversely affect the Claimant without the prior written consent of the Claimant.

     6.4. Effect of Indemnity. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.
ARTICLE 7. — CLOSING DATE;
CONDITIONS TO CLOSING; CLOSING DOCUMENTS
     7.1. Closing Date. The Closing shall be held at Pillsbury Winthrop Shaw Pittman LLP, 2300 N Street, N.W., Washington, D.C. 20037, or at such other location as the parties may mutually specify, and shall be held on the date that the merger contemplated by the Merger Agreement closes, provided that all of the conditions set forth in Article 7 are then satisfied or waived and the FCC Consent has become a Final Order. If any of the foregoing are not then satisfied or waived, then the Closing shall be held on the fifth business day immediately following the later of the date that all of the conditions set forth in this Article 7 are satisfied or waived unless an earlier Closing (i) is necessary to comply with FCC regulations, (ii) is mutually agreeable to the parties and is consistent with FCC regulations, or (iii) is specified by Buyer by the giving of ten (10) days prior written notice to Seller and is consistent with FCC regulations. The Closing shall commence at 10:00 a.m. local time on the Closing Date at the Closing location.
     7.2. Conditions to Obligations of Seller. The following are conditions precedent to Seller’s obligation to close hereunder, any or all of which may be waived in whole or in part in writing by Seller to the extent permitted by applicable Laws:
          7.2.1. Representations and Warranties to be True and Obligations Performed. The representations and warranties of Buyer contained herein shall be true in all material respects as of and on the Closing Date as though made on such date. Buyer shall have performed and complied in all material respects with all obligations and covenants required under this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
          7.2.2. Closing Documents. Buyer shall have delivered to Seller or caused the delivery to Seller of the Closing documents and items described in Section 7.5 of this Agreement.
          7.2.3. FCC Consent. The FCC Consent shall have been issued and such consent shall be in full force and effect. In addition, if the FCC Consent is not granted prior to June 1, 2006, the FCC shall have granted the renewal of the FCC Authorizations for full terms without any material adverse condition.
          7.2.4. Litigation. Neither Seller nor Buyer shall be subject to any order or injunction of any Governmental Body restraining or prohibiting the consummation of the transactions contemplated hereunder, and no action or proceeding shall have been instituted by any third party and remain pending before a Governmental Body to prohibit such transactions, nor shall any Governmental Body have notified either party to this Agreement that the consummation of the transactions contemplated hereunder may constitute a violation of applicable Laws, which notification remains outstanding.
          7.2.5. Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed by Buyer stating that the representations and warranties of Buyer set forth in this Agreement and in the instruments delivered by Buyer to Seller in connection with this Agreement are true and correct as of the Closing Date in all material respects as though made on such date and that Buyer has performed and complied in all material respects with all obligations and covenants required under this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
          7.2.6 Merger. The merger contemplated by the Merger Agreement shall have closed (or shall close concurrently with the Closing) in accordance with the terms and conditions set forth in the Merger Agreement.
          7.2.7. Collateral Lender Consent. Seller shall have received the consent of Wells Fargo/Foothill to the transaction contemplated by this Agreement.
     7.3. Conditions to Obligations of Buyer. The following are conditions precedent to Buyer’s obligation to close hereunder, any or all of which may be waived in whole or in part in writing by Buyer to the extent permitted by applicable Laws:
          7.3.1. Representations and Warranties to be True and Obligations Performed. The representations and warranties of Seller contained herein shall be true in all material respects as of and on the Closing Date as though made on such date. Seller shall have performed and complied in all material respects with all obligations and covenants required under this Agreement to be performed or complied with by Seller on or prior to the Closing Date.
          7.3.2. Closing Documents. Seller shall have delivered to Buyer or caused the delivery to Buyer of the Closing documents and items described in Section 7.4 of this Agreement.
          7.3.3. FCC Consent. The FCC Consent shall have been issued, shall be in full force and effect, shall be a Final Order unless Buyer has decided to waive the condition that the FCC Consent shall have become a Final Order, and the FCC Consent shall contain no conditions that are materially adverse to Buyer. In addition, if the FCC Consent is not granted prior to June 1, 2006, the FCC shall have granted the renewal of the FCC Authorizations for full terms without any material adverse condition.
          7.3.4. Litigation. Neither Seller nor Buyer shall be subject to any order or injunction of any Governmental Body restraining or prohibiting the consummation of the transactions contemplated hereunder, and no action or proceeding shall have been instituted by any third party and remain pending before a Governmental Body to prohibit such transactions, nor shall any Governmental Body have notified either party to this Agreement that the consummation of the transactions contemplated hereunder may constitute a violation of applicable Laws, which notification remains outstanding.
          7.3.5. Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by Seller stating that the representations and warranties of Seller set forth in this Agreement and in the instruments delivered by Seller to Buyer in connection with this Agreement are true and correct as of the Closing Date in all material respects as though made on such date, that Seller has performed and complied in all material respects with all obligations and covenants required under this Agreement to be performed or complied with by Seller on or prior to the Closing Date, and that the conditions set forth in Sections 7.3.6 — 7.3.8 are satisfied as of the Closing.
          7.3.6. Consents Obtained. Seller shall have obtained all authorizations, consents, approvals, permits, and clearances that are necessary to consummate the purchase and sale of the Assets and Authorizations contemplated under this Agreement.
          7.3.7. No Material Adverse Changes. No event shall have occurred since the date of this Agreement that has had or could result in a Material Adverse Effect.
          7.3.8. Broadcast Transmissions and MVPD Carriage. The broadcast transmissions of each of the Stations shall not have been materially impaired for more than one hundred twenty (120) hours in the aggregate since the date hereof, and no actual or threatened material reduction in MVPD carriage of either Station shall have occurred since the date hereof.
          7.3.9 Merger. The merger contemplated by the Merger Agreement shall have closed (or shall close concurrently with the Closing) in accordance with the terms and conditions set forth in the Merger Agreement.
     7.4. Closing Documents Delivered by Seller. On the Closing Date, Seller shall deliver or cause the delivery of the following instruments or items to Buyer:
          7.4.1. Bills of sale and assignments in form reasonably satisfactory to Buyer, dated the Closing Date, executed by Seller, conveying to Buyer all of Seller’s right, title, and interest in and to all the Assets and all the Authorizations, pursuant to the terms of this Agreement.
          7.4.2. Assignments to Buyer of all leases described in Schedule 2.1.2 and warranty deeds and other instruments assigning to Buyer in fee simple all real property described in Schedule 2.1.2, pursuant to the terms of this Agreement, which assignments, deeds, and instruments Seller agrees shall be dated the Closing Date, executed by Seller, and in form reasonably satisfactory to Buyer.
          7.4.3. All necessary consents to assignment to Buyer of the Assets under this Agreement.

          7.4.4. The logs and records referred to in Section 2.3 of this Agreement.
          7.4.5. All keys, passcards, and other items, as well as a list of all passcodes, combinations, account numbers, and other information, necessary to access or operate any of the Assets, access any property leased to Seller under leases set forth in Schedules 2.1.2 or 2.1.4, or access any FCC database to which Seller has or should have access relating to the Stations.
          7.4.6. Duly authenticated copies of Seller’s corporate resolutions adopted by Seller’s stockholders and directors authorizing the execution, delivery, and performance of this Agreement by Seller.
          7.4.7. A counterpart of the Holdback Escrow Agreement, dated as of the Closing Date, executed by Seller.
          7.4.8. Upon request by Buyer, a Foreign Investment and Real Property Tax Act of 1980 Certification, which states that Seller is not a foreign person, and is otherwise meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2).
          7.4.9 Opinions of Seller’s corporate and FCC counsel in a form reasonably acceptable to Buyer.
          7.4.10. Such other instruments or documents, including estoppel certificates and Tax clearance certificates, as Buyer may reasonably request to provide to Buyer the full rights and benefits intended to be granted to Buyer hereunder, as are customary for transactions of the type contemplated hereunder, or as Buyer’s lenders may reasonably require in connection with such transactions.
     7.5. Closing Documents Delivered by Buyer. On the Closing Date, Buyer shall deliver or cause the delivery of the following instruments or items to Seller:
          7.5.1. The Purchase Price in accordance with Sections 3.1 of this Agreement.
          7.5.2. A counterpart of the Holdback Escrow Agreement, dated the Closing Date, executed by Buyer.
     7.6. Termination of Univision and Telefutura Network affiliations in Salt Lake City Market. Seller and Equity agree that, upon Closing, the affiliations held by Seller, Equity, Logan 12, Price, and each of their respective affiliates, successors and assigns with the Univision and Telefutura Networks for stations in the Salt Lake City market shall terminate, and Seller and Equity agree to execute all necessary agreements to effectuate such termination at Closing.
ARTICLE 8. — MISCELLANEOUS

     8.1. Finders’ Fees. Seller represents and warrants to Buyer that no broker, finder, or similar consultant has been involved with Seller in any manner in the negotiations leading up to the execution and delivery of this Agreement. Buyer represents and warrants to Seller that no broker, finder, or similar consultant has been involved with Buyer in any manner in the negotiations leading up to the execution and delivery of this Agreement. In no event shall Buyer or Seller be liable to any broker, finder, or similar consultant for any fees or similar obligations in connection with the transactions contemplated hereunder.
     8.2. Final Deadline for Closing. If the Closing Date has not occurred on or before the date that is eighteen (18) months after the date of this Agreement, then this Agreement may be terminated by either Buyer or Seller by the giving of written notice to the other party so long as the terminating party is not then in material breach hereunder. Except as otherwise expressly permitted under this Agreement, this Agreement shall not be terminated.
     8.3. Seller’s Right to Terminate. In the event of a material breach hereunder by Buyer prior to the Closing Date of any Buyer agreement, covenant, representation, or warranty hereunder, and the continuation of such breach without cure for a period of thirty (30) consecutive days following the date on which Seller shall have given to Buyer written notice of such breach, then Seller may in its discretion, without releasing Buyer from any liability for such breach, terminate this Agreement by giving written notice of termination to Buyer so long as Seller is not then in material breach hereunder. The rights conferred by the foregoing sentence shall not be exercised unless Seller has given Buyer thirty (30) days written notice of the specific nature of such Buyer breach and Buyer has failed to correct such breach within that period.
     8.4. Buyer’s Right to Terminate. In the event of a material breach hereunder by Seller prior to the Closing Date of any Seller agreement, covenant, representation, or warranty hereunder, and the continuation of such breach without cure for a period of thirty (30) consecutive days following the date on which Buyer shall have given to Seller written notice of such breach, then Buyer may in its discretion, by giving written notice of termination to Seller, so long as Buyer is not then in material breach hereunder, terminate this Agreement without cost, penalty, or liability on Buyer’s part of any kind and without releasing Seller from any liability for such Seller breach, and Buyer shall be entitled to all legal and equitable relief that Buyer may have available against Seller. The rights conferred by the foregoing sentence shall not be exercised unless Buyer has given Seller thirty (30) days written notice of the specific nature of such breach and Seller has failed to correct such breach within that period. Furthermore, in the event of a breach or threatened breach by Seller of this Agreement prior to the Closing Date, Buyer shall be entitled to specific performance of this Agreement, without any requirement for Buyer to post bond or provide any other security, such requirement, if any, being hereby waived by Seller. Finally, if Seller shall (i) file with respect to Seller or consent by answer or otherwise to the filing against Seller of a petition for relief or reorganization or any other petition under the bankruptcy or insolvency law of any jurisdiction, (ii) make an assignment for the benefit of Seller’s creditors or fail generally to pay Seller’s debts as they mature, (iii) consent to the appointment of a custodian, receiver, trustee, or other officer with similar powers with respect to Seller or any substantial part of Seller’s property, (iv) be dissolved or be adjudicated bankrupt or insolvent, or (v) take corporate action for the purpose of any of the foregoing or if a Governmental Body shall enter an order appointing, without consent by Seller, a custodian, receiver, trustee, or other officer with similar powers with respect to Seller or any substantial part of Seller’s property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction with respect to Seller or any substantial part of Seller’s property, or ordering the dissolution, winding up, or liquidation of Seller, or if any petition for any such relief shall be filed against Seller, and such petition shall not be dismissed within thirty (30) days thereafter, then, upon or after the occurrence of any event described in this sentence, Buyer may, in its sole discretion, by giving written notice of termination to Seller, terminate this Agreement without cost, penalty, or liability on Buyer’s part of any kind so long as Buyer is not then in material breach hereunder, and Buyer shall be entitled to all legal and equitable relief that Buyer may have available against Seller.
     8.5. Termination if Merger Agreement Terminates. If the Merger Agreement terminates in accordance with its terms, either Seller or Buyer may, so long as such party is not then in material breach hereunder, terminate this Agreement without cost, penalty, or liability on such party’s part of any kind and without releasing any other party from any liability for any breach of such party hereunder.
     8.6. Continued Buyer Due Diligence And Right to Terminate. The parties acknowledge and agree that Buyer shall have the right to perform continued due diligence on Seller, the Assets, the Stations and the Assumed Liabilities (including without limitation pursuant to Section 3.3) for a period of forty five (45) days from the date of this Agreement. If as a result of such due diligence, Buyer discovers any condition, event, effect or circumstance that could reasonably be expected to (i) constitute or cause a Material Adverse Effect, (ii) impair the right, title or interest of Seller in or to the material Assets, Real Property, or the FCC Authorizations related to the Stations or the right of Buyer to own the material Assets, acquire the FCC Authorizations and operate the Stations or materially delay the Closing, (iii) give rise to a material liability under environmental Laws related to the Assets, Real Property or the Stations, (iv) give rise to material third-party litigation or material proceedings by any Governmental Body, in any case involving the Assets or the FCC Authorizations or the Stations, or (v) materially impair the broadcasting capability or broadcasting power level of the Stations or lead to the cessation of broadcasting by the Stations; then Buyer shall give notice thereof to Seller and shall consult with Seller with respect thereto; provided that such consultation shall not imply any obligation on Buyer to reach agreement on any such issues and shall not in any way restrict Buyer’s absolute right to terminate the Agreement pursuant to this Section 8.6 subject only to Seller’s right to cure below. After such consultation, Buyer shall have the right in its sole discretion to terminate this Agreement, without any liability, including, without limitation, for Liquidated Damages or otherwise hereunder; provided that, if such condition, event, effect or circumstance is curable, Equity and Seller shall have 30 days to cure it to the reasonable satisfaction of Buyer before Buyer may exercise its termination right under this Section.
     8.77. Notices. All notices and communications hereunder or with respect hereto shall be deemed to have been duly given to a party when in writing and (i) actually delivered to such party as follows, or, (ii) if mailed, upon the third (3rd) day following mailing via certified United States mail, postage prepaid, addressed to such party as follows, or, (iii) if duly tendered to Federal Express, or another overnight courier service generally operating and recognized within the United States, for next business day delivery to such party, upon the first (1st) business day following such tender to Federal Express or such other overnight courier service, delivery fee prepaid or charged to sender, addressed as follows:
If to Buyer, to:
Univision Communications Inc.
1999 Avenue of the Stars, Suite 3050
Los Angeles, CA 90045
ATTN: C. Douglas Kranwinkle, Esq.
With a copy, which shall not constitute notice, to:
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037-1128
ATTN: Scott R. Flick, Esq.
If to Seller, to:
Logan 12, Inc.
#1 Shackleford Drive, Suite 400
Little Rock, AR 72211
ATTN: Lori E. Withrow, Esq.
With a copy, which shall not constitute notice, to:
Logan 12, Inc.
#1 Shackleford Drive, Suite 400
Little Rock, AR 72211
ATTN: Jason S. Roberts , Esq.
Provided, however, that if either party has designated a different address for itself by ten (10) days prior written notice to the other party pursuant to this Section 8.5, then, for purposes of notices and communications hereunder to the designating party, to the last address so designated.
     8.88. Assignment. This Agreement and Seller’s or Buyer’s rights or obligations hereunder shall not be assigned without the prior written consent of the non-assigning party; provided, however, that Buyer shall be permitted to assign its rights and obligations hereunder without the consent of Seller, on written notice to Seller, to an entity directly or indirectly controlled by or under common control of Buyer or in connection with a direct or indirect acquisition of Buyer, whereupon in either case Buyer shall not be relieved of all obligations hereunder. Each attempted assignment hereof, if any, not in compliance with this Section 8.6 shall be null and void. Except as otherwise expressly set forth herein, this Agreement shall be binding upon and inure only to the benefit of the parties hereto and their respective successors and assigns, whether by merger, consolidation, assignment or otherwise. It is acknowledged and agreed that the successor to Equity pursuant to the Merger Agreement at the closing contemplated thereunder shall succeed to the liabilities and obligations of Equity hereunder.
     8.99. Entire Agreement. This Agreement, which includes the exhibits and schedules hereto, if any, sets forth the entire understanding of the parties at the time of execution and delivery hereof regarding the subject matter hereof, and all prior agreements between them with respect to the subject matter hereof shall be of no further force or effect. This Agreement may be amended only by an instrument in writing executed by both parties.
     8.1010. Headings and Table of Contents. The headings and the table of contents, if any, of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.
     8.1111. Survival. The representations and warranties set forth in this Agreement and in the other instruments delivered hereunder shall survive the Closing Date.
     8.12. Waiver. The waiver by either party of any matter provided for herein shall be in writing in order to be effective and shall not be deemed to be a waiver of (i) any such matter on any other occasion or (ii) any other matter.
     8.13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any person or entity by virtue of the authorship of any of the provisions of this Agreement.
     8.14. Governing Law and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to its choice of law rules. Exclusive venue and jurisdiction with respect to each lawsuit or court action, if any, arising under this Agreement shall be in the state or federal courts of the State of California, it being understood, however, that judgments, orders, or decrees resulting from such lawsuits or court actions may be appealed to or enforced in any competent court.
     8.15. Best Efforts. Without in any way limiting their other obligations hereunder, Buyer and Seller shall act in good faith hereunder and use their best efforts consistent with commercial reasonableness in the timely performance and prompt fulfillment of all terms and conditions of this Agreement, in filing the Application and seeking the FCC Consent, and in bringing about a prompt Closing, and shall provide such information and execute and deliver such other and further documents, whether before, at, or after the Closing Date, as may be reasonably required to carry out their intent as expressed hereunder. Furthermore, Seller shall use its best efforts consistent with commercial reasonableness to fulfill as soon as practicable the conditions set forth in Section 7.3.6 hereof.
     8.16. Attorneys’ Fees. Notwithstanding anything herein to the contrary, in the event of commencement of suit by either party with respect to any of the provisions of this Agreement, the prevailing party in such suit shall be entitled to receive attorneys’ fees and costs that the court in which such suit is adjudicated may determine reasonable in addition to all other relief granted.
     8.17. Severability. In the event that any term or provision of this Agreement is determined to be void, unenforceable, or contrary to law, the remainder of this Agreement shall continue in full force and effect provided that such continuation would not materially diminish the benefits of this Agreement for either party.
     8.18. Counterparts. More than one counterpart of this Agreement may be executed by the parties and each fully executed counterpart of this Agreement shall be deemed an original of this Agreement.
     8.20 Equity Guarantee. Equity hereby absolutely, unconditionally and irrevocably guarantees the payment and performance of all of Seller’s obligations under this Agreement (including without limitation Seller’s obligations under Section 6 of this Agreement). Equity agrees that this guarantee shall be a joint and several obligation with Seller, shall be a continuing guaranty and that Equity shall have no right of subrogation with respect to this guarantee until the earlier of such time as Seller shall have performed or satisfied all of its obligations under this Agreement. Equity hereby expressly WAIVES, to the extent permitted by applicable Law: (a) presentment, demand, notice of dishonor, protest and all other notices whatsoever and (b) any obligation of Buyer to exhaust any remedies against Seller or to mitigate the damages resulting from a default by any Seller under the Agreement prior to proceeding against Equity hereunder. This guarantee shall be binding upon Equity, its heirs, legatees, devisees, administrators, executors, successors and assigns, and inure to the benefit of the heirs, legatees, devisees, administrators, executors, successors and permitted assigns of Buyer, whether by merger, consolidation, corporate reorganization or otherwise. It is acknowledged and agreed that the successor to Equity pursuant to the Merger Agreement at the closing contemplated thereunder shall succeed to the liabilities and obligations of Equity hereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:		BUYER:

LOGAN 12, INC.		UNIVISION TELEVISION GROUP, INC.

By:	/s/	By:	/s/ Andrew Hobson

Name:		Name:	Andrew Hobson

Title:		Title:	Vice President and Chief Executive Officer

GUARANTOR:

PRICE BROADCASTING, INC.		EQUITY BROADCASTING CORPORATION

By:	/s/	By:	/s/ Larry Morton

Name:		Name:	Larry Morton

Title:		Title:	President

Asset Purchase Agreement
Schedule 2.1.1

Asset Purchase Agreement
Schedule 2.1.2

Asset Purchase Agreement
Schedule 2.1.4

Schedule 2.1.5

Asset Purchase Agreement
Schedule 3.4

Asset Purchase Agreement
Schedule 4.2.6
Low power TV station K45GX is licensed by the FCC to operate with Effective Radiated Power of 50 KW, with 150 KW ERP below horizontal plane, from an antenna height 16 meters above ground level, in accordance with FCC License BLTTL-20050422ACQ. By Closing, Seller shall demonstrate to Buyer’s reasonable satisfaction that K45GX is operating at full power with its licensed parameters.

Asset Purchase Agreement
Schedule 4.2.13

Asset Purchase Agreement
Schedule 4.2.14

Asset Purchase Agreement
Schedule 4.2.16

Asset Purchase Agreement
Schedule 4.2.22